January 16, 2001


Mr. Frank Ianna

Dear Frank:

         In recognition of the role AT&T Corp. (the "Company") anticipates that you will play during the AT&T restructuring and pursuant to the terms of the Executive Term Sheet signed by you on ----------------, the Company will establish a special individual deferred account (hereinafter the "Deferred Account") for you. The maintenance, vesting, forfeiture and distribution of the Deferred Account shall be in accordance with the following terms and conditions.

         The Company shall credit the Deferred Account with an initial balance of one million dollars ($1,000,000.00) retroactive to January 1, 2001, (hereinafter the "Effective Date"). The Deferred Account will be credited with an annual rate of interest equal to the annual rate applicable to actively traded 30-Year Treasury Bonds plus 2%, compounded quarterly (one-quarter (1/4) of the average rate for the prior calendar quarter plus .5%), retroactive to the Effective Date, and will be calculated in accordance with procedures determined by AT&T in its sole and absolute discretion.

         The Deferred Account will be maintained as a bookkeeping account on the records of the Company and you will have no present ownership right or interest in the Deferred Account, nor in any assets of the Company with respect thereto. You shall not have any right to receive any payment with respect to the Deferred Account, except as expressly provided below. The Deferred Account may not be assigned, pledged or otherwise alienated by you and any attempt to do so, or any garnishment, execution or levy of any kind with respect to the Deferred Account, will not be recognized.

         This Agreement may not be amended or waived, unless the amendment or waiver is in a writing signed by you and AT&T's Executive Vice President - Human Resources.

         The Deferred Account will vest 50% (including interest thereon) on December 31, 2001, and 50% (including interest thereon) on December 31, 2002, contingent upon your continued Company employment through each vesting date. As of each vesting date you will be responsible for applicable FICA and Medicare taxes on the amount vested on such date.

         In the event of your termination of employment for any reason on or after December 31, 2002, the entire amount then credited to the Deferred Account shall be distributed to you in a lump sum payment as soon as administratively feasible in the calendar quarter immediately following the calendar quarter in which your termination occurs.

         If, prior to December 31, 2001, you resign from the Company or are terminated for Cause, as defined below, the entire amount then credited to the Deferred Account shall be forfeited.

         If, on or after December 31, 2001, but prior to December 31, 2002, you resign from the Company or are terminated for Cause, as defined below, the unvested amount (including interest thereon) then credited to the Deferred Account shall be forfeited. The vested amount (including interest thereon) then credited to the Deferred Account shall be distributed to you in a lump sum payment as soon as administratively feasible in the calendar quarter immediately following the calendar quarter in which your termination occurs.

         In the event of your termination of employment from the Company due to Long Term Disability as defined below, or your death, prior to December 31, 2002, the entire amount then credited to the Deferred Account shall become vested and be distributed to you or your named beneficiary (or your estate if no beneficiary has been named), in a lump sum payment as soon as administratively feasible in the calendar quarter immediately following the calendar quarter in which your termination of employment occurs.

         In the event of your resignation for Good Reason (as defined below) or a Company-initiated termination for other than Cause (as defined below) prior to December 31, 2002, the entire amount then credited to the Deferred Account shall become vested and be distributed to you in a lump sum payment as soon as administratively feasible in the calendar quarter immediately following the calendar quarter in which your termination occurs.

         For purposes of this Agreement:

         a)       "Cause" termination shall mean:

                  (i)      your  conviction  (including a plea of guilty or nolo
                           contendere)  of  a  crime  involving  theft,   fraud,
                           dishonesty or moral turpitude;

                  (ii) violation by you of the Company's Code of Conduct or Non-Competition Guideline;

                  (iii) gross omission or gross dereliction of any statutory, common law or other duty of loyalty to the Company or any of its affiliates; or

                  (iv) repeated failure to carry out the duties of your position despite specific instruction to do so.

         b) "Good Reason" shall mean the occurrence without your express written consent of any of the following events:

                  (i) Your demotion to a position which is not of a rank and responsibility comparable to members of the current Operations Group or those of a similar/replacing governance body; provided, however, that the Company's decision not to continue an Operations Group shall not be Good Reason, and provided, further, that (1) changes in reporting relationships shall not, alone, constitute Good Reason and/or (2) a reduction in your business unit's budget or a reduction your business unit's head count, by themselves, do not constitute Good Reason; or

                  (ii) A reduction in your "Total Annual Compensation" (defined as the sum of your Annual Base Salary Rate, Target Annual Incentive and "Target Annual Long Term Incentive Grants") for any calendar or fiscal year, as applicable, to an amount that is less than the Total Annual Compensation that existed in the prior calendar or fiscal year, as applicable. For purposes of this Paragraph (b)(ii) the dollar value of the "Target Annual Long Term Incentive Grants" shall exclude the value of any special one-time or periodic long-term incentive grants, and shall be determined by valuing Performance Shares, Stock Units, Restricted Stock, Restricted Stock Units, etc., at the market share price utilized in valuing the annual Senior Management compensation structures in the materials presented to the Compensation and Employee Benefits Committee of the Company's Board of Directors ("the Committee") when authorizing such grants, and assuming 100% performance achievement if such grants include performance criteria. Stock Options and Stock Appreciation Rights will be valued by the Black-Scholes methodology (and related share price) as utilized in the materials presented to the Committee when authorizing such grants.

                           Notwithstanding the foregoing, the Company may require you to change to an equivalent executive position within the Company with substantially similar levels of duties or responsibilities without causing Good Reason to occur. You must notify the Company within 60 days following knowledge of an event you believe constitutes Good Reason, or such event shall not constitute Good Reason hereunder.

         c) "Long Term Disability" shall mean termination of your employment with the Company with eligibility to receive a disability allowance under the AT&T Long Term Disability Plan for Management Employees or a replacement plan.

          It is understood and agreed that you will not talk about, write about or otherwise publicize the terms or existence of this Agreement or any fact concerning its execution or implementation unless required by law or to enforce the terms of this Agreement. You may, however, discuss its contents with your spouse, legal and/or financial counselor, provided that you advise them of your obligations of confidentiality and that any disclosures made by any of them may be treated by the Company as disclosures made by you for purposes of this provision.

         THIS AGREEMENT IS NOT AN EMPLOYMENT CONTRACT AND SHOULD NOT BE CONSTRUED OR INTERPRETED AS CONTAINING ANY GUARANTEE OF CONTINUED EMPLOYMENT. THE EMPLOYMENT RELATIONSHIP WITH THE COMPANY IS BY MUTUAL CONSENT ("EMPLOYMENT-AT-WILL"). THIS MEANS THAT EMPLOYEES HAVE THE RIGHT TO TERMINATE THEIR EMPLOYMENT AT ANY TIME AND FOR ANY REASON. LIKEWISE, THE COMPANY RESERVES THE RIGHT TO DISCONTINUE YOUR EMPLOYMENT WITH OR WITHOUT CAUSE AT ANY TIME AND FOR ANY REASON.

         Payments from the Deferred Account are in addition to and not in lieu (nor will it or anything in these agreements postpone, reduce or negatively impact) any qualified or non-qualified pension, savings, or other retirement plan, program or arrangement covering you. The Deferred Account payments provided under this Agreement are subject to payroll tax withholding and reporting, and amounts credited to the Deferred Account are not included in the base for calculating benefits (nor shall such amounts offset any benefits) under any employee or Senior Management benefit plan, program or practice.

         You understand that the terms of Agreement shall apply to the Company and its successors. The Company specifically reserves the right to assign the terms of this Agreement to any successor, whether the successor is the result of a sale, purchase, merger, consolidation, asset sale, divestiture or spin-off or any combination or form thereof. No sale, purchase, merger, consolidation, asset sale, divestiture or spin-off or any combination or form thereof by the Company shall be construed as a termination of your employment and will not be considered a termination for purposes of this Agreement.

         The construction, interpretation and performance of this Agreement shall be governed by the laws of the State of New Jersey, without regard to its conflict of laws rule.

         In addition, all of the benefits provided under this Agreement are subject to forfeiture if you violate the AT&T Non-Competition Guideline, a copy of which has been previously provided to you.

         Frank, I am happy to present this special arrangement to you. It recognizes the extraordinary contributions that we expect you to continue to make to our business. If you agree with the terms and conditions detailed above sign and date this Agreement in the spaces provided below and return the original executed copy to me.

                                  Sincerely,





/s/ Frank Ianna                                 January 17, 2001
-------------------                             -------------------
Acknowledged and Agreed to                      Date